SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2012 (September 25, 2012)

WAYNE SAVINGS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

151 N. Market St., Wooster, Ohio		44691
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 264-5767

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 5, 2012, Wayne Savings Bancshares, Inc. disclosed that its banking subsidiary, Wayne Savings Community Bank ("WSCB"), an Ohio-chartered stock savings and loan association headquartered in Wooster, Ohio, entered into a Transfer & Assumption Agreement (the "Agreement") with Thomasville National Bank ("TNB"), the national bank subsidiary of Thomasville Bancshares, Inc., headquartered in Thomasville, Georgia. The Agreement provides for the transfer of WSCB's trust business to TNB.

On August 3, 2012, the Ohio Division of Financial Institutions (“ODFI”) issued a no-objection letter to WSCB permitting the transfer of trust business to TNB, provided that, among other things, WSCB submit a plan for winding up its trust business (the “Plan”) to the ODFI within a reasonable period of time after receipt of the August 3, 2012 no-objection letter. WSCB submitted a final draft of the Plan to the ODFI on September 13, 2012.

On September 25, 2012, WSCB received a letter from the ODFI approving the Plan. Under the Plan and consistent with the terms of the Agreement, the transfer of WSCB’s trust business to TNB is expected to be completed before the end of the fourth quarter of 2012.

Item 9.01(d)	Exhibits.

Not applicable.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAYNE SAVINGS BANCSHARES, INC.

Date: September 26, 2012	/s/ H. Stewart Fitz Gibbon III
H. Stewart Fitz Gibbon III
Executive Vice President
Chief Operating Officer
Chief Risk Officer
Secretary and Treasurer